Exhibit 99.1

FOR DISTRIBUTION ON	For more information, contact:
FRIDAY, JANUARY 8 AT 08:00 AM	Robert Jordheim
Executive Vice President,
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Vice President, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL® ANNOUNCES PRELIMINARY 2015 FOURTH QUARTER, FULL YEAR REVENUE

– Company Expects to Report Full Quarterly and Year End Financial Results on February 16, 2016 –

ALACHUA, Fla. (Jan. 8, 2016) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, announced today preliminary unaudited fourth quarter and full year 2015 revenue.

Preliminary Fourth Quarter 2015

Worldwide revenues were $76.1 million for the fourth quarter of 2015 compared to revenues of $70.9 million for the fourth quarter of 2014. Domestic revenues for the fourth quarter of 2015 were $70.6 million compared to revenues of $65.4 million for the fourth quarter 2014. International revenues for the fourth quarter 2015 were $5.5 million, which were comparable to the fourth quarter of 2014. On a constant currency basis, international revenues for the fourth quarter of 2015 grew 11 percent.

Preliminary Full Year 2015

Worldwide revenues were $282.3 million for the full year 2015 compared to revenues of $262.8 million for the full year 2014. Domestic revenues for the full year 2015 were $260.4 million compared to revenues of $238.9 million for the full year 2014. International revenues for the full year 2015 were $21.9 million compared to revenues of $23.9 million for the full year 2014. On a constant currency basis, international revenues for the full year 2015 grew 4 percent.

“We are pleased that revenues of $76.1 million in the fourth quarter exceeded our guidance of $68 million to $69 million,” said Brian K. Hutchison, president and chief executive officer. “In the fourth quarter, we benefitted from stronger than expected orders from certain commercial distributors. As we have mentioned in prior quarters, the commercial business is less predictable on a quarterly basis due to the timing of distributor orders. For the full year 2015, our U.S. direct business grew 9.6 percent. We look forward to finalizing our results for the year and sharing with you our plans for continued growth in 2016.”

The company expects to release its full fiscal fourth quarter and full year 2015 results on Feb. 16, 2016.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding our anticipated preliminary unaudited fourth quarter and full year 2015 revenue, the release of our full fourth quarter and full year 2015 results and our plans for continued growth in 2016. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(Unaudited, in thousands)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Spine	$19,417	$21,768	$76,968	$82,663
Ortho fixation	18,200	11,296	55,585	37,133
Sports medicine	12,051	12,582	46,735	46,758
Bone graft substitutes and general orthopedic	11,132	10,275	42,283	36,747
Dental	6,630	6,003	23,621	20,810
Surgical specialties	5,826	5,792	23,499	26,999
Other revenues	2,865	3,157	13,602	11,700

Total revenues	$76,121	$70,873	$282,293	$262,810

Domestic revenues	70,636	65,438	260,387	238,936
International revenues	5,485	5,435	21,906	23,874

Total revenues	$76,121	$70,873	$282,293	$262,810